SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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Rohm and Haas

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ROHM AND HAAS

ROHM AND HAAS COMPANY 100 INDEPENDENCE MALL WEST, PHILADELPHIA, PA 19106-2399 USA TELEPHONE: (215) 592-3000 FAX: (215) 592-3377

March 22, 2007
Dear Stockholder:
You are cordially invited to attend the Rohm and Haas Company Annual Meeting of Stockholders, which we will hold on Monday, May 7, 2007, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT). I look forward to bringing you up to date on the progress of the Company during the past year.
We appreciate your ongoing interest and participation in this Company. Please take the time to vote—electronically, by phone or by mail—to ensure that your shares will be represented at the meeting.
Your vote is very important. Please vote your shares without delay.

Sincerely,

Raj L. Gupta
Chairman of the Board of Directors,
President and Chief Executive Officer
This document is dated March 22, 2007 and is first
being sent to stockholders on or about March 23, 2007

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held Monday, May 7, 2007
The annual meeting of stockholders of Rohm and Haas Company will be held on Monday, May 7, 2007, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), to act upon the following matters:
1.	Election of twelve members of the Board of Directors, each of whom will serve a one-year term, and

2.	Ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s independent registered public accounting firm for 2007.
The Board of Directors of Rohm and Haas Company recommends a vote “FOR” the election of each of the nominees for director and the ratification of Rohm and Haas’s independent registered public accounting firm. Stockholders of record at the close of business on Friday, March 9, 2007 (the “Record Date”) are entitled to vote their shares.
It is important that your shares be voted at the meeting. Please see the proxy card for instructions on voting electronically, by telephone or, if you received it by mail, by signing, dating and returning the proxy card in the envelope provided, which requires no postage if mailed in the United States.
A summary report of the meeting, which includes a transcript of the presentations and an edited transcript of the questions and answers, will be available following the meeting on the Rohm and Haas Company public website located at www.rohmhaas.com.
This Proxy Statement is dated March 22, 2007 and is first being sent to stockholders on or about March 23, 2007.

By Order of the Board of Directors,

Robert A. Lonergan
Corporate Secretary

Rohm and Haas Company
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be held Monday, May 7, 2007
The enclosed proxy is being solicited by Rohm and Haas Company’s Board of Directors for use at the annual meeting of stockholders and any adjournment of the meeting.

Place, Date, and Time	The Rohm and Haas Company annual stockholders’ meeting will be held on Monday, May 7, 2007, at the Chemical Heritage Foundation, 315 Chestnut Street, Philadelphia, PA 19106, commencing at 10:30 a.m. local time (EDT), subject to any adjournments or postponements.

Record Date	Only holders of Rohm and Haas Company common stock on the record date of Friday, March 9, 2007 are entitled to receive notice of and to vote at the Rohm and Haas annual meeting. As of the record date, there were 218,739,089 shares of Rohm and Haas common stock outstanding, each share of which entitles the registered holder to one vote. Rohm and Haas will have a list of Rohm and Haas stockholders entitled to vote at the Rohm and Haas annual meeting available during normal business hours at 100 Independence Mall West, Philadelphia, PA 19106 for the ten-day period prior to the Rohm and Haas annual meeting on May 7, 2007.

Vote Required	Each of the proposals to elect the twelve directors and ratify PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007 requires the approval of the holders of a majority of the Rohm and Haas common stock who are present (in person or by proxy) at a meeting at which a quorum is present.

The holders of a majority of the outstanding shares of Rohm and Haas common stock will constitute a quorum for these votes. If a quorum is not present at the Rohm and Haas annual meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

As of the record date, directors and executive officers of Rohm and Haas were entitled to vote approximately 29.7% of the outstanding votes entitled to be cast by stockholders at the Rohm and Haas annual meeting.

How shares will be voted at the annual meeting	All shares of Rohm and Haas common stock represented by properly executed proxies received before or at the Rohm and Haas annual meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the election of the twelve nominees for the Board of Directors and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2007.

Under current New York Stock Exchange (“NYSE”) rules, brokers who hold shares in street name for customers have the authority to vote on the election of the directors and ratification of the independent registered public accounting firm when they have not received express instructions from beneficial owners.

The Rohm and Haas Board of Directors is not currently aware of any other business to be brought before the Rohm and Haas annual meeting other than that described herein. If, however, other matters are properly brought before the Rohm and Haas annual meeting or any adjournment or postponement of the meeting, the people appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

How to revoke a proxy	You may revoke your proxy at any time before it is voted at the Rohm and Haas annual meeting of stockholders by delivering to Robert A. Lonergan, Corporate Secretary of Rohm and Haas Company, a signed notice of revocation or a later-dated signed proxy, or by attending the Rohm and Haas annual meeting and voting in person. Attendance at the annual stockholders’ meeting will not itself constitute the revocation of a proxy.

Solicitation of proxies	Rohm and Haas Company will pay the cost of solicitation of proxies for the Rohm and Haas annual stockholders’ meeting. In addition to solicitation by mail, Rohm and Haas will arrange for brokerage firms and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners, and Rohm and Haas will, upon request, reimburse the brokerage houses and custodians for their reasonable expenses. Rohm and Haas has retained the proxy solicitation firm of D. F. King & Co., Inc. to assist in the solicitation of proxies and to verify the records related to the solicitations. D. F. King will receive a fee of $6,000 and reimbursement of its expenses for its services. Rohm and Haas or its directors, officers or employees may request by telephone or facsimile the return of proxy cards. The extent to which this will be necessary depends entirely on how promptly the stockholders vote.
WE URGE YOU TO VOTE YOUR SHARES WITHOUT DELAY.

ELECTION OF ROHM AND HAAS DIRECTORS
At the annual meeting, stockholders will be asked to elect twelve nominees to serve as directors of Rohm and Haas Company. The elected directors will hold office until the next annual meeting of stock-holders and until their successors are elected and qualified. Mr. Jorge P. Montoya, a director of Rohm and Haas since 1996, is not standing for re-election so that he can devote more time to non-profit activities in Latin America.
The Rohm and Haas Company Board of Directors nominated each of the persons listed below for re-election to the Board upon the recommendation of the Nominating and Governance Committee of the Rohm and Haas Board of Directors. If any nominee is unable to serve as a director, the persons named as proxies will vote for any other nominee who is designated by the Rohm and Haas Board of Directors or the Rohm and Haas Board of Directors may decrease the number of directors. Votes may be cast for or against each nominee. If a quorum is present at the meeting, a nominee will be elected as a director by receiving the affirmative vote of a majority of the shares of Rohm and Haas stock represented, in person or by proxy, at the Rohm and Haas annual stockholders’ meeting.
The Rohm and Haas Board of Directors recommends a vote “FOR” the election of each of the nominees.

WILLIAM J. AVERY Director since 1997	Mr. Avery, 66, formerly Chairman, Chief Executive Officer and Director of Crown Cork & Seal Company, Inc., from 1990 until his retirement in 2001; currently President, Bil Mar Collector Cars and Avery Real Estate. Mr. Avery also is a director of the Lincoln Financial Group.

Rohm and Haas Board Committees:
Audit; Nominating and Governance

RAJ L. GUPTA Director since 1999	Mr. Gupta, 61, Chairman, President and Chief Executive Officer, Rohm and Haas Company, from February 1, 2005 to the present; previously, Chairman and Chief Executive Officer, from 1999 to 2005; Vice-Chairman, from 1998 to 1999; Director of Electronic Materials business, from 1996 to 1999; Vice-President and Regional Director of the Asia-Pacific Region, Rohm and Haas Company, from 1993 to 1998. Mr. Gupta also is a director of The Vanguard Group and Tyco International Ltd.

Rohm and Haas Board Committees: Executive (Chair)

DAVID W. HAAS Director since 1999	Mr. Haas, 51, Chairman of the Board and Director, The William Penn Foundation, from 1998 to the present; previously, Vice Chairman, The William Penn Foundation, from 1996 to 1998. He is a cousin of Thomas W. Haas.

Rohm and Haas Board Committees:
Executive Compensation; Nominating and Governance

THOMAS W. HAAS Director since 1999	Mr. Haas, 51, Chairman of the Corporation and Director, The William Penn Foundation; pilot and flight instructor. He is a cousin of David W. Haas.

Rohm and Haas Board Committees:
Nominating and Governance; Sustainable Development

RICHARD L. KEYSER Director since 1999	Mr. Keyser, 64, Chairman and Chief Executive Officer, W.W. Grainger, Inc., from 1997 to the present; previously, President and Chief Executive Officer, W.W. Grainger, Inc., from 1995 to 1997. Mr. Keyser also is a director of W.W. Grainger, Inc. and Principal Financial Group.

Rohm and Haas Board Committees:
Executive; Nominating and Governance; Sustainable Development (Chair)

RICK J. MILLS Director since 2005	Mr. Mills, 59, Vice-President and President—Components Group, Cummins, Inc., from 2005 to the present; previously, Vice-President and Group President—Filtrations, Cummins Inc., from 2000 to 2005; Corporate Controller, Cummins, Inc. from 1996 to 2000.

Rohm and Haas Board Committees:
Audit; Nominating and Governance

SANDRA O. MOOSE Director since 1981	Dr. Moose, 65, President, Strategic Advisory Services, from 2004 to the present; formerly, Senior Vice-President and Director, The Boston Consulting Group, Inc., from 1989 until her retirement in 2003 (Dr. Moose had been employed by The Boston Consulting Group since 1968). Dr. Moose is the independent chair of the IXIS Advisor Funds and the Loomis Sayles Funds and also is a director of The AES Corporation and Verizon Communications.

Rohm and Haas Board Committees: Executive; Executive Compensation; Nominating and Governance (Chair)

GILBERT S. OMENN Director since 1987	Dr. Omenn, 65, Professor of Internal Medicine, Human Genetics and Public Health, University of Michigan, from 1997 to the present; previously, also Executive Vice-President for Medical Affairs, University of Michigan, and Chief Executive Officer, The University of Michigan Health System, from 1997 to 2002. Dr. Omenn also is a director of Amgen Inc. and OccuLogix, Inc.

Rohm and Haas Board Committees: Audit; Nominating and Governance

GARY L. ROGERS Director since 2004	Mr. Rogers, 62, formerly Vice-Chairman, Executive Officer and Director, General Electric Company, from 2001 until his retirement in 2003; previously, Senior Vice-President, General Electric Company and President and Chief Executive Officer, GE Plastics, from 1992 to 2001 (Mr. Rogers had been employed by General Electric Company in positions of increasing responsibility since 1966). Mr. Rogers also is a director of W.W. Grainger Inc. and Wyeth.

Rohm and Haas Board Committees: Executive Compensation; Nominating and Governance

RONALDO H. SCHMITZ Director since 1992	Dr. Schmitz, 68, formerly Member of the Board of Managing Directors, Deutsche Bank AG, from 1991 until his retirement in 2000. Dr. Schmitz also is a director of Cabot Corporation, GlaxoSmithKline Plc. and the Legal and General Group Plc.

Rohm and Haas Board Committees:
Audit (Chair); Executive, Nominating and Governance

GEORGE M. WHITESIDES Director since 2005	Dr. Whitesides, 67, Woodford L. & Ann A. Flowers Professor of Chemistry and Chemical Biology, Harvard University, from 2004 to the present; previously, Mallinckrodt Professor of Chemistry, Harvard University, from 1982 to 2004, and Chairman of the Chemistry Department, Harvard University, from 1986 to 1989. Dr. Whitesides also is a director of Theravance Inc.

Rohm and Haas Board Committees:
Nominating and Governance; Sustainable Development

MARNA C. WHITTINGTON Director since 1989	Dr. Whittington, 59, President and Chief Executive Officer, Nicholas-Applegate Capital Management, from 2001 to the present, and Chief Operating Officer, Allianz Global Investors AG, from 2002 to the present; formerly, Chief Operating Officer, Morgan Stanley Investment Management from 1996 until her retirement in 2001. Dr. Whittington also is a director of Federated Department Stores, Inc.

Rohm and Haas Board Committees: Executive; Executive Compensation (Chair); Nominating and Governance

BOARD OF DIRECTORS
ORGANIZATION
The Rohm and Haas Board of Directors held five meetings in 2006. All directors attended at least 75% of the meetings of the Board and committees on which they serve. All directors expect to be present at the 2007 annual meeting and available to respond to questions posed to them. All directors attended the 2006 annual meeting of stockholders held on May 1, 2006.
The committee memberships listed below have been effective since May 1, 2006, except for the Executive Committee. The Nominating and Governance Committee decided that the Executive Committee should be composed of the Chairs of each of the other committees. As a result, Mr. Avery agreed to leave and Dr. Schmitz agreed to join the Executive Committee in February 2007. The committees of the Rohm and Haas Board of Directors, their functions, and the number of meetings held in 2006 are as follows:
Audit Committee
The Company has a standing Audit Committee of the Board of Directors that currently is composed of 4 members, all of whom meet the requirements of independence under applicable law, rules, regulations and the listing standards of the New York Stock Exchange. During 2006, the Committee held 14 meetings. The Audit Committee has a charter, which was amended and adopted by the Committee and the Board of Directors in February 2006. A copy of this charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com.
The Committee assists the Board of Directors with oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent registered public accounting firm. In performing these oversight functions, the Committee, among other things: reviews the Company’s financial statements; selects and retains the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP; pre-approves all audit and permitted non-audit services and fees of the independent registered public accounting firm; reviews the auditor’s independence and considers the scope of its audits and audit results; considers the adequacy of the Company’s internal accounting control systems; reviews the staffing and audit program of the internal auditing department; and reviews the adequacy of the Company’s policies and procedures with respect to compliance with the Rohm and Haas Company Code of Business Conduct and Ethics. In addition, the Audit Committee’s responsibilities include: reviewing the financial strategy of Rohm and Haas, particularly its policies for capital structure, dividend payout, and return on assets; approving and recommending to the Rohm and Haas Board of Directors all dividend payments; considering Rohm and Haas’s financing plans; reviewing Rohm and Haas’s foreign financial programs and currency exposure policies and practices; overseeing the activities of the Rohm and Haas Benefits Investment Committee and overseeing assessments of corporate risks.
The Board, in its business judgment, has affirmatively determined that all members of the Audit Committee are independent and financially literate under applicable rules of the Securities and Exchange Commission (SEC) and the New York Stock Exchange (NYSE). The Board of Directors further has determined that Mr. Avery and Mr. Mills are audit committee financial experts serving on its audit committee.
Members: R. H. Schmitz (Chair), W. J. Avery, R. J. Mills, G. S. Omenn

Executive Committee
The Company has an Executive Committee of the Board of Directors that is currently composed of 5 members, which considers matters requiring Rohm and Haas Board action between the Rohm and Haas Board meetings. During 2006, the Committee met twice.
Members: R. L. Gupta (Chair), R. L. Keyser, S. O. Moose, R. H. Schmitz, M. C. Whittington
Executive Compensation Committee
The Company has a standing Executive Compensation Committee of the Board of Directors that currently is composed of 4 members, all of whom meet the requirements of independence under applicable law, rules, regulations, the listing standards of the NYSE, rules of the SEC and Section 162(m) of the Internal Revenue Code. During 2006, the Committee held 6 meetings. The Committee operates pursuant to a charter that was approved and adopted by the Committee and the Board in May 2003 and amended in 2006. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. The Executive Compensation Committee has a significant role in implementing the Company’s processes and procedures for the consideration and determination of executive compensation as discussed in the Executive Compensation section of this proxy statement.
Members: M. C. Whittington (Chair), D. W. Haas, S. O. Moose, G. L. Rogers
Nominating and Governance Committee
The Company has a standing Nominating and Governance Committee of the Board of Directors that is composed of all non-employee directors, each of whom meets the requirements of independence under applicable laws, rules, regulations and the listing standards of the NYSE. During 2006, the Committee held 4 meetings that included scheduled executive sessions without the presence of Company management. The chairperson of the Committee, Dr. Sandra Moose, presided over the Committee’s meetings and the executive sessions. The Committee has a charter that was most recently amended by the Committee and the Board in February 2005. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. The functions of the Committee include: determining corporate governance policies; nominating directors for board membership; evaluating CEO performance and overseeing the evaluation of other senior management; overseeing succession planning; monitoring management development plans; evaluating the performance of the Board and Board committees annually; and meeting in regular, scheduled executive sessions without management present to discuss, among other things, the performance of management and the Company’s strategic plans and objectives.
The Committee has a process for identifying and evaluating director candidates. As a matter of policy, the Committee will consider nominations of director candidates submitted by stockholders upon the submission of the names and biographical data of the candidates (including any relationship to the proposing stockholder) in writing to the Committee at the address listed in the Corporate Governance Disclosures section, below. Information regarding director candidates nominated by stockholders for election to the Board in 2007 should be submitted to the Committee not later than 120 days before the date of the previous year’s proxy statement, or November 21, 2007. The Committee’s process for evaluating candidates recommended by stockholders is the same as for candidates recommended by the Board, management or others. The process may involve the paid retention of a third party search consulting firm whose function includes, as appropriate, the identification of suitable candidates for Board membership, evaluation of a candidate’s qualifications based on the Board’s established criteria for Board membership, and providing recommendations on qualified candidates to the Committee. In searching for appropriate candidates, the Committee and its consultants adhere to the criteria the Board has established for the consideration and selection of candidates. The Board seeks director candidates from diverse professional and personal backgrounds who possess a broad spectrum of experience and expertise as well as a reputation for honesty and integrity. Among other criteria, the Board considers the following: (i) sound business and personal judgment; (ii) diversity of origin, background and thought; (iii) senior management experience and demonstrated leadership; (iv) accountability and integrity; (v) financial literacy; (vi) maturity and self-confidence; (vii) industry or business knowledge including science, technology and marketing acumen; (viii) independence from management; (ix) independence of thought and ideas; (x) demonstrated commitment to the concepts of sustainable development, including social responsibility and environmental, health and safety stewardship; and (xi) other board appointments and service.
Members: S. O. Moose (Chair), W. J. Avery, D. W. Haas, T. W. Haas, R. L. Keyser, R. J. Mills,
J. P. Montoya, G. S. Omenn, G. L. Rogers, R. H. Schmitz, G. M. Whitesides, M. C. Whittington
Sustainable Development
The Company has a standing Sustainable Development Committee of the Board of Directors that currently is composed of 4 members, each of whom meets the requirements of independence under applicable laws, rules, regulations and the listing standards of the NYSE. During 2006, the Committee held 5 meetings. The Committee operates pursuant to a charter that was approved and adopted by the Committee and the Board in May 2003 and amended in December 2006. The charter is posted on Rohm and Haas’s public website located at www.rohmhaas.com. As part of its responsibilities, the Committee establishes guidelines and monitors management performance in meeting Rohm and Haas’s responsibilities to its employees, its customers, the general public and the communities in which Rohm and Haas operates.
Members: R. L. Keyser (Chair), T. W. Haas, J. P. Montoya, G. M. Whitesides
REPORT OF THE AUDIT COMMITTEE
The Audit Committee is composed solely of independent directors, as defined by applicable law, rules, regulations and the listing standards of the New York Stock Exchange. The Board of Directors has made a determination that, in its business judgment, all members are financially literate, and has further determined that Mr. Avery and Mr. Mills are audit committee financial experts, as that term has been defined by the Securities and Exchange Commission. The composition of the Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with governing requirements for a corporate audit committee. The Committee reviews and assesses its charter and its performance on an annual basis.
The functions of the Audit Committee are set forth in its charter. One of the Audit Committee’s key functions is oversight of management’s responsibilities regarding the preparation, presentation and integrity of the Company’s financial statements, and the accuracy of disclosure about the Company’s financial condition and results of operations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an integrated audit of the consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States), and expressing opinions on the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. Additionally, among other matters, the Audit Committee retains, establishes compensation terms for and reviews the performance of the independent registered public accounting firm, and approves in advance all audit and non-audit services provided by the independent registered public accounting firm. During 2006, the Audit Committee oversaw the work of the Company and PwC in complying with Section 404 of the Sarbanes-Oxley Act, which requires that both the Company’s management and PwC attest to the effectiveness of the Company’s internal control over financial reporting.
The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The Committee serves in an oversight role on the basis of the information it receives, discussions with management and with the independent registered public accounting firm, and the experience of the Committee’s members in business, financial and accounting matters.
The Audit Committee has reviewed and discussed with management and with the independent registered public accounting firm the Company’s audited consolidated financial statements and other financial disclosures including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. The Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 90, Audit Committee Communications. The Committee has received the written disclosures and the letter from the independent registered public accounting firm required by rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis, Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has reviewed and considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm its qualifications, performance and independence.
Based upon these reviews and discussions and the information provided to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Audit Committee
Ronaldo H. Schmitz, Chair	Rick J. Mills
William J. Avery	Gilbert S. Omenn

DIRECTORS’ COMPENSATION
Non-Employee Directors’ Compensation

	Fees earned or	Stock Awards	All Other
	paid in cash (1)	(2)	Compensation (3)	Total
Non-Employee Directors’ Name	($)	($)	($)	($)

William J. Avery	80,000	80,000		160,000

David W. Haas	75,000	75,000		150,000

Thomas W. Haas	75,000	75,000		150,000

Richard L. Keyser	82,500	82,500	9,759	174,759

Rick J. Mills	80,000	80,000		160,000

Jorge P. Montoya	75,000	75,000	12,426	162,426

Sandra O. Moose	82,500	82,500	9,806	174,806

Gilbert S. Omenn	80,000	80,000	10,829	170,829

Gary L. Rogers	75,000	75,000		150,000

Ronaldo H. Schmitz	87,500	87,500	12,793	187,793

George M. Whitesides	75,000	75,000		150,000

Marna C. Whittington	82,500	82,500	16,111	181,111

(1)	Directors may choose to have part or all of this cash paid in deferred stock shares.

(2)	As of December 31, 2006, Mr. Avery held 28,161 deferred stock shares, Mr. D. Haas held 11,085 deferred stock shares, Mr. T. Haas held 18,296 deferred stock shares, Mr. Keyser held 21,737 deferred stock shares, Mr. Mills held 5,837 deferred stock shares, Mr. Montoya held 31,570 deferred stock shares, Dr. Moose held 18,195 deferred stock shares, Dr. Omenn held 30,155 deferred stock shares, Mr. Rogers held 4,283 deferred stock shares, Dr. Schmitz held 17,573 deferred stock shares, Dr. Whitesides held 5,627 deferred stock shares, and Dr. Whittington held 24,708 deferred stock shares.

(3)	In 2006, the Company dedicated its new Research and Development Center in Shanghai, China. On the occasion of the opening, the Board of Directors met in China and spouses of directors were also invited to attend. The amounts in this column are the costs associated with the attendance of spouses at this meeting and primarily relate to travel expenses.
Directors who are employees of Rohm and Haas Company do not receive compensation for their services as directors. Non-employee directors are compensated under the terms of the 2005 Rohm and Haas Company Non-Employee Directors’ Stock Plan, which became effective January 1, 2005 and was approved by the stockholders at the 2005 annual stockholders meeting on May 2, 2005.
In 2006, non-employee directors received the following annual compensation:

Director retainer	$150,000
Audit Committee Chair retainer	25,000
Chair of other Committees retainer	15,000
Audit Committee Members retainer (other than the Chair)	10,000
The Plan requires that at least 50% of the directors’ compensation is paid in “deferred stock shares” that are credited to the director’s deferred stock account. The remaining 50% of the compensation is paid in cash unless a director chooses to defer all or part of the cash portion of his or her compensation into additional deferred stock shares. In 2006, each director received at least 1,534.5269 deferred stock shares, which was determined by dividing $75,000 (50% of the $150,000 retainer fee) by the average of the fair market value of Rohm and Haas stock on the fifth business day in January, which was $48.875 per share. These shares were credited to each director’s deferred stock account. While deferred stock shares do not carry voting rights, each deferred stock share is credited on each dividend payment date with deferred stock shares equal to the applicable dividend payable on Rohm and Haas common stock. One deferred stock share entitles the director to one share of Rohm and Haas common stock when the director leaves the Rohm and Haas Board of Directors. Each director may elect to receive the stock immediately after leaving the Board or in annual installments over a period of up to 10 years after leaving the Board.

Also, all non-employee directors are reimbursed for their reasonable travel expenses to Board and committee meetings.
Share Ownership Guidelines—Directors are subject to share ownership guidelines. They are expected to own, directly or through deferred stock shares, shares having a value equal to two times their annual board service compensation within five years of election to board membership. All directors meet these guidelines.
EXECUTIVE COMPENSATION
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended December 31, 2006, and this proxy statement.

Executive Compensation Committee
Marna C. Whittington, Chair	Sandra O. Moose
David W. Haas	Gary L. Rogers
COMPENSATION DISCUSSION AND ANALYSIS
Executive Compensation Process
As a matter of policy, named executive officers do not have employment contracts. Therefore, compensation for named executive officers is determined by the Executive Compensation Committee which is responsible for implementing the Board’s responsibilities for compensating Rohm and Haas’s executive employees, including executive officers.
During 2006, the Committee retained Pearl Meyer & Partners (PM&P) as its independent external consultant to advise the Committee in its work. PM&P has not done work for the Company except the work requested by the Committee. To do its work at the direction of the Committee, PM&P is in contact, as necessary, with the Committee chair and other Committee members, internal compensation staff,
Mr. Gupta, Chairman, President and CEO and Ms. Wilms, Executive Vice President and Director of Human Resources.
In December of each year, the Committee defines its agenda for the upcoming year. The annual agenda covers a variety of topics related to executive compensation including:
•	reviewing executive compensation philosophy,

•	reviewing the relationship between executive pay and Company performance,

•	reviewing executive compensation market trends,

•	determining the composition of the peer group and reviewing related competitive data,

•	establishing executive compensation structures and targets,

•	reviewing and approving annual and long-term incentive plan metrics and goals,

•	determining executive compensation changes,

•	authorizing the number of shares available for stock grants,

•	reviewing total compensation due executive officers from past pay decisions, and

•	reviewing proxy statement disclosures.

The Committee annually compares Rohm and Haas’s executive compensation with market data. This aggregated data is obtained from third-party executive compensation surveys administered by Hewitt Associates and Towers Perrin. The Committee defines the comparator group to be general manufacturing companies whose revenues fall within a specified range with the resulting median revenue similar to that of Rohm and Haas. This group represents the labor market in which the Company competes for executive talent. These companies include direct competitors in the chemical industry as well as other companies that span a wide array of industries including building materials, durable consumer products, energy, industrial equipment and pharmaceuticals. Specific companies included in the comparator group may change somewhat from year to year as some companies choose not to participate in the surveys and new participants submit data. However, a large percentage of the comparator companies within the surveys remain stable from year to year. Survey data is analyzed by internal compensation staff in consultation with PM&P. Additionally, PM&P provides insights into overall market trends and presents compensation alternatives for the Committee’s consideration.
The Committee specifically determines the compensation to be paid to Mr. Gupta and other executive officers, including base salary, annual bonus, and long-term incentives. Mr. Gupta is authorized by the Committee to determine compensation for executives other than executive officers within the structures and guidelines set by the Committee.
Executive Compensation Objectives
The Company’s compensation policies are designed to:
•	link executive and stockholder long-term interests,

•	attract and retain the best possible executive talent,

•	motivate its executives to achieve the Company’s long-term strategic goals, and

•	provide a performance-based total compensation package that aligns executive pay with corporate, business unit and individual performance.
Compensation of Rohm and Haas executives is based on corporate, business unit and individual performance. When Rohm and Haas meets performance targets previously established by the Committee, the Committee intends the amount of overall executive compensation to be at the median levels of our general manufacturing comparator group’s compensation. As Rohm and Haas’s performance exceeds those targets, the Committee intends executive compensation to exceed the median. If Rohm and Haas’s performance fails to meet those targets, the Committee intends executive compensation to fall below the median. The formulas in the plans described below are designed to achieve these results.
Total compensation value is analyzed to ensure the overall competitiveness of the executive compensation program. The Committee also looks to market data to determine if the balance between short-term and long-term compensation opportunity is competitive. Short-term compensation is designed to drive the accomplishment of annual goals, but it must be adequately balanced with long-term incentives which support the achievement of the Company’s strategic goals and growth of shareholder value. The Committee also considers internal pay equity among the executive officers.
The Committee also decides the mix of long-term incentive vehicles and related program metrics. In 2006, delivery of total target long-term compensation value was evenly divided between stock options and performance shares. The Committee believes that the use of stock options aligns executives’ interests directly with shareholders’ interests because executives only receive value through stock options if the Company’s stock price appreciates. At the same time, the Committee does not want to drive stock price appreciation to the detriment of the long-term health and success of the Company. The Committee, therefore, has chosen to use performance shares to keep focus on long-term strategic goals. The Committee has selected a mix of market-based and financial-based performance metrics to be measured over a three-year cycle. The Committee also believes that restricted stock is an important retention tool and has made restricted stock grants to executive officers from time to time. Beginning in 2007, the

Committee has decided that a portion of long-term incentives will be delivered in restricted stock due to this retention benefit.
Because the Committee believes that ownership of stock is an important link to stockholders’ interests, the Committee recommended to the Board of Directors stock ownership guidelines for executives and a policy against hedging or pledging stock. Both of these policies have been adopted by the Board of Directors. Executives are required to own an amount of stock ranging from 50% to 500% of base salary depending on the executive’s level. The hedging policy prohibits executive level employees from engaging in transactions designed to hedge their economic risk of ownership in shares of common stock of Rohm and Haas Company and holding shares of the Company’s common stock in margin accounts or pledging shares of the Company’s common stock as collateral for a loan. Directors have similar prohibitions on equity that they receive as compensation for their services as directors of Rohm and Haas.
Tax and Accounting Considerations
U.S. tax laws do not allow federal tax deductibility for any amount paid to any of the five highest paid executives that exceeds $1,000,000 and which is not variable or at risk based on performance. It is the Committee’s intention that, wherever practical, all compensation paid to executive officers be fully deductible under the Internal Revenue Code. However, the Committee recognizes that, in any given year, the compensation plans may result in payments that trigger the non-deductible threshold. In this respect, deductibility is viewed as secondary to the purpose of driving and rewarding the performance that is viewed to be in the best long-term interests of the Company and stockholders.
When determining the types and amounts of long-term incentive grants to executives and employees, the Committee examines the accounting cost associated with the grants. There are different accounting consequences for market-based metrics (such as Total Shareholder Return) and financial-performance based metrics (such as Return on Net Assets). If a market-based metric is not achieved, the charge to earnings cannot be reversed. However, if a financial performance-based metric is not achieved, the associated charge can be reversed. Therefore, the Committee takes these different accounting consequences into account when determining metrics for the plans.
Under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and any profits realized from the sale of securities of the Company during those 12 months.
Executive Compensation Elements
The Company targets each compensation element at the median of our comparator group.
Salaries—Executive salaries are managed using a market-based approach. As a result, the primary determination of salary is external market data for each job. However, individual performance is factored into salary increase decisions as well as internal pay relationships. There is no mandatory annual salary increase, though external data is compiled and reviewed annually. For the named executive officers, Company performance is considered to be the best measure of individual performance because the decisions they are empowered to make determine the Company’s performance.
Annual Incentives and Bonuses—Rohm and Haas’s executives participate in the same annual incentive plan in which all Rohm and Haas employees participate. This annual incentive plan was approved by stockholders in 2004. The purpose of this plan is to align a portion of compensation with the achievement of short-term corporate and business unit goals as determined by the Committee. The Committee chooses to pay this incentive in cash to be competitive and for administrative purposes due to the large employee population covered by this plan. The Committee may, at its discretion, reduce or increase payments under this program. However, payments to named executive officers can only be reduced, not increased. In the past, the Committee has exercised this prerogative to decrease awards both generally for all participants and specifically for individual executives, including executive officers.
The plan provides that annual incentive awards are calculated by multiplying year-end base salary times the target award percentage times the performance payout factor. Target award percentages are determined based upon review of competitive market data and vary by salary grade level, and for named executive officers, by position. Target award percentages for named executive officers range from 60% to 100% of base salary. Although the plan gives the Committee flexibility to determine performance measures, the Committee has used adjusted return on net assets (RONA)1 as the plan’s Company performance metric for many years because it measures profitability relative to the Company’s investment in its operations. At the beginning of each year, the Committee determines the payout scale based on setting a RONA goal that equates to a payout factor of 100% of target as well as determining the threshold and maximum payout performance goals. The target goal is set to be an attainable but stretch goal. If threshold performance is not met, no bonuses are paid unless the Committee exercises its discretion to make a payout to non-executive officers. The annual incentive awards for all named executive officers are based solely on this corporate RONA measure.
The annual incentive award for business unit employees, including executives who are not named executive officers, is generally based 50% on Company performance and 50% on business unit or group performance. Business unit/group performance is measured through operating profit, revenue growth, or other financial metrics. The performance measures utilized are determined annually as part of the financial planning process and may vary by business units/groups as appropriate to support their business goals. The Committee reviews and approves the business unit/group performance measures, goals and related payout curves at the beginning of the year.
The RONA target for 2006 was 13%; the actual RONA outcome was 14.78%. Based on the award schedule set by the Committee for 2006, company performance yielded a payout factor for 2006 of 1.43 (or a payout of 143% of target). Performance payout factors for business unit executives varied based upon business unit performance, ranging from .65 (65% of target) to 1.71 (171% of target). The 2006 bonus awards will be paid in March 2007.
The Company also has a selective special bonus program which rewards exceptional individual performance as determined by his or her manager. All employees who are eligible to participate in the annual incentive plan are eligible for this program. The amount of any special bonus paid is subject to a maximum of no more than 100% of the annual incentive plan payout for that individual although these bonuses are usually 25% of the annual incentive plan payout. For 2006, the Committee approved a special bonus award for 9 executive employees, including 2 named executive officers, as shown in the Summary Compensation Table.
Long-Term Compensation—Approximately 50 executive employees are eligible to participate in the long-term compensation program. The purpose of the long-term compensation program is to align a portion of executive compensation with the achievement of the Company’s long-term strategic goals which drive shareholder value. The Committee targets total long-term compensation value at the median of the general manufacturing comparator group when the Company meets target performance. In 2006, the program delivered this compensation value 50% through the long-term performance share plan and 50% through stock options. The Committee decided that, beginning in 2007, long-term compensation value will be delivered 50% through the long-term performance share plan, 25% through stock options and 25% through restricted stock because of the greater retention value afforded by restricted stock.

[1]	RONA may be adjusted for items related to acquisitions, divestitures, discontinued operations, interest income and expense, accounting changes and other infrequently occurring events.

Long-Term Performance Share Plan (LTPSP)—The LTPSP was approved by stockholders in 2004 and is based on a three-year cycle. Under the plan, the Committee has flexibility to choose the performance metrics prior to the start of each cycle. Since January 1, 2004, when the new plan went into effect, performance has been measured based upon two metrics which are equally weighted: (1) Rohm and Haas’s three-year cumulative total stockholders’ return compared to that of a group of 10 industry peer companies and the S&P 500 index; and (2) the average three-year adjusted RONA for the award cycle. Our industry peer companies for this purpose are: Air Products and Chemicals, Inc., Akzo Nobel NV, Avery Dennison Corporation, BASF Corporation, Ciba Specialty Chemicals Holding Inc., The Dow Chemical Company, E. I. duPont de Nemours & Co., Imperial Chemical Industries PLC, PPG Industries Inc. and Praxair, Inc. Awards are not adjusted for individual performance.
The target LTPSP award value for each cycle is determined annually in the context of competitive market data for each grade level and for each named executive officer position. The target LTPSP value is then converted to target shares based on the average closing stock price for the first month of the performance period. The actual payout will depend on the achievement of the performance targets set by the Committee for Rohm and Haas’s three-year cumulative total stockholders return (TSR) compared to our 10 industry peer companies and the S&P 500 index; and (2) the average three-year adjusted RONA. At the conclusion of the performance period, the actual plan payout is calculated by multiplying the target shares by the performance payout factor resulting from the two performance metrics to determine earned shares. Dividend equivalents for the three-year performance period, which are the same as the dividends declared by the Board for all shareholders, are paid on final shares earned. The earned shares plus dividends on those shares for the three-year cycle are paid 50% in Company stock and 50% in cash. The cash amount is calculated by multiplying half of the earned shares by the average closing stock price for the last month of the cycle. The Committee decided that the program design should pay part of the final award in cash to provide a mechanism for participants to pay applicable payroll taxes.
For the 2004-2006 performance cycle which pays out in March 2007, the goals for a payout of 100% of target were 10% for average 3-year adjusted RONA and a TSR ranking of 6 out of 12. The Company’s performance yielded an average 3-year adjusted RONA of 13.45% and a TSR ranking of 6 for a performance payout factor of 1.25 (or a payout of 125% of target). Executive employees were also granted the right to earn an award for the 2006-2008 performance cycle, as shown in the Grants of Plan-Based Awards table.
Stock Options—The number of stock options to be granted is determined by dividing the portion of the target long-term compensation value assigned to stock options by the Company’s Black-Scholes option valuation. The Committee determines the final award values for Mr. Gupta and the other named executive officers considering individual performance. Mr. Gupta determines final awards for all other executives within guidelines established by the Committee. U.S. employees who were executives as of December 31, 2000 receive incentive stock options up to the legally allowed limit and the balance of the award is granted as non-qualified stock options. All other executive employees receive only non-qualified stock options. Stock options granted in 2006 had an exercise price equal to the average of the high and low prices on the New York Stock Exchange on the date of grant. Starting in 2007, the exercise price will be equal to the closing price on the New York Stock Exchange on the date of grant. Stock options are granted on the same date once a year, currently March 1st, or if that is not a trading date, on the closest trading date. Stock options vest incrementally over a three-year period and have a 10 year term.
Restricted Stock—Special grants of restricted stock may be awarded to executive employees for retention, promotion or in recognition of extraordinary performance. During 2006, the Committee approved a special restricted stock award to Mr. Gupta to recognize the progress of the Company over the past five years under Mr. Gupta’s leadership and to ensure continuity over the next three years. He will receive no part of this award if he retires prior to March 1, 2009.
Restricted stock grants are primarily made once a year, currently on March 1st, or if that is not a trading date, on the closest trading date. Additional restricted stock awards can be made quarterly on January 5th,

April 5th, July 5th or October 5th within guidelines set by the Committee. This quarterly program is used for special awards such as recognition of performance, retention or recruiting.
Benefits
Medical, Dental, Life Insurance and Disability Coverage—The benefits provided for executive officers are the same as the benefits provided to most U.S. employees and are in line with those provided by other general manufacturing companies.
Perquisites—As a matter of corporate policy, executive officers are not afforded any special perquisites except a $4,000 per year financial counseling benefit that is offered to all executives.
Post-Employment Benefits
Retirement and Savings Plans—The Company provides post-employment benefits through the
Rohm and Haas Company Retirement Plan (the Retirement Plan) and the Employee Stock Ownership and Savings Plan (the Savings Plan) both of which are tax qualified plans. These programs are available to most U.S. employees including executive officers. Additionally, U.S. executives and senior managers are eligible to participate in the Non-Qualified Retirement Plan (NQRP) and the Non-Qualified Savings Plan (NQSP) which are intended to provide the same benefits as the qualified plans without the salary limitations imposed by the Internal Revenue Code.
The Retirement Plan is a funded, tax-qualified, noncontributory defined-benefit pension plan. Benefits payable under this plan are subject to IRS limitations. The NQRP is an unfunded supplemental plan that provides an amount approximately equal to the difference between the benefit that would have been payable under the Retirement Plan in the absence of laws limiting benefits payable and earnings includable in calculating the pension benefit, and the amount actually payable under the Retirement Plan. Further details regarding these plans and the benefits available to the named executive officers can be found in the Pension Benefits table and the notes and narrative following the table. The Company has established a non-qualified trust, referred to as a “rabbi” trust, to fund benefit payments under the NQRP. Rabbi trust assets are subject to creditor claims under certain conditions and are not the property of employees.
The Savings Plan is a tax-qualified, defined contribution retirement plan to which participants may make contributions on a before-tax and after-tax basis, subject to IRS limitations. Additionally, the company matches an amount equal to 60% of the first 6% of compensation (as defined in the Saving Plan) the participant contributes. The Company match is in Rohm and Haas Company stock. The NQSP is a supplemental, tax-deferred savings plan not subject to IRS limitations which provides substantially the same benefits. This plan was approved by stockholders in 2005. Additional details of the NQSP as well as specific information pertaining to the named executive officers can be found in the Non-Qualified Deferred Compensation table and the notes and narrative following the table.
Executive Officers’ Continuity Agreements—The Board of Directors authorized the Company to enter into continuity agreements with its six executive officers. The agreements provide that, if there is a change in control of the Company and the executive is terminated by the Company within two years of the change of control under certain circumstances, the executive will be paid compensation upon the termination. These agreements, which may be terminated by the Company with a one-year notice period, allow the executive officers to consider whether a change of ownership of the Company would be in the best interest of stockholders without concern for their personal financial security. The Committee periodically reviews the value of these agreements and did such an evaluation during 2006. The terms of the agreements and a quantification of the benefits payable under them can be found in the section titled “Potential Payments Upon Termination of Employment.”
Severance Agreements—Rohm and Haas does not have any severance agreements with its executive officers.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-
							Qualified
						Non-Equity	Deferred
						Incentive	Compen-	All Other
				Stock	Option	Plan	sation	Compen-
				Awards	Awards	Compen-	Earnings	sation
Name and	Year	Salary (1)	Bonus (2)	(3), (4)	(3), (5)	sation (6)	(7) (8)	(9)	Total
Principal Position		$	$	$	$	$	$	$	$

R. L. Gupta	2006	$1,005,000	$0	$3,884,275	$2,309,641	$1,437,150	$0	$103,090	$8,739,156
Chairman, President & Chief Executive Officer

J. M. Croisetiere	2006	420,885	107,608	1,046,362	433,530	430,430	196,344	46,044	2,681,203
Executive Vice President, Chief Financial Officer

A. E. Barton	2006	420,885	0	1,008,911	445,940	430,430	108,377	35,708	2,450,251
Executive Vice President

P. R. Brondeau	2006	420,885	107,608	1,012,912	445,940	430,430	76,407	553,311	3,047,493
Executive Vice President

R. A. Lonergan	2006	380,600	0	619,663	469,816	326,555	138,494	27,397	1,962,525
Executive Vice President, General Counsel, Corporate Secretary

(1)	Dr. Brondeau’s salary is denominated in U.S. dollars. Dr. Brondeau was based in Paris, France during 2006 and elected to receive a portion of his salary in Euros. The translation from U.S. dollars to Euros was based on the month-end spot rate from Reuters.

(2)	Amounts in this column represent payments made under the Rohm and Haas Special Bonus Program, which is described in the Compensation Discussion and Analysis.

(3)	Relevant assumptions regarding stock compensation can be found in Footnote 23, Share-Based Compensation Plans, in the Company’s 2006 Annual Report to Stockholders.

(4)	Amounts reported in this column are the annual expense as measured by FAS 123R, for grants of restricted stock and grants under the Long-Term Performance Share Plan (LTPSP). The following table details the amount for each compensation element:

Name	Restricted Stock Awards	LTPSP

R. L. Gupta	$699,514	$3,184,761
J. M. Croisetiere	368,431	677,931
A. E. Barton	330,980	677,931
P. R. Brondeau	334,981	677,931
R. A. Lonergan	0	619,663

(5)	Amounts reported in this column are the annual expense, as measured by FAS 123R, for stock option grants.

(6)	This column reports the amounts paid under the Annual Incentive Plan. The provisions of this plan are described in the Compensation Discussion and Analysis.

(7)	This column includes the aggregate increase in actuarial value of the Rohm and Haas Company Retirement Plan, a tax-qualified defined benefit plan, and the Non-Qualified Retirement Plan, which is an unfunded supplemental plan. More information regarding the retirement plans can be found in the Compensation Discussion and Analysis and in the narrative following the Pension Benefits table. The following table details the change in value for each plan:

	Qualified Retirement	Non-Qualified
Name	Plan	Retirement Plan

R. L. Gupta	$19,665	($44,239)
J. M. Croisetiere	20,926	175,418
A. E. Barton	48,766	59,611
P. R. Brondeau	36,722	39,685
R. A. Lonergan	34,809	103,685

The negative change in Mr. Gupta’s Non-Qualified Retirement Plan benefit is caused by two factors:
a.	In doing the required calculations, we are required to assume that Mr. Gupta retired immediately at 12/31/2006 and at 12/31/2005. At both dates the value of Mr. Gupta’s accrued benefit reflects his expected years of future life at that time. Since his expected future years of life are less at 12/31/2006 (age 61) than it was at 12/31/2005 (age 60), he is expected to get fewer future payments at 12/31/2006, and therefore, the value of his benefit at 12/31/2006 is less despite earning some additional benefits during the year.

b.	The discount rate increased from 5.7% at 12/31/2005 to 5.9% at 12/31/2006 which also caused a decrease in the benefit value.

(8)	There are no above-market earnings on deferred compensation as the investment options in the Non-Qualified Savings Plan mirror those of the Qualified Savings Plan. Details of the Non-Qualified Savings Plan can be found in the narrative following the Non-Qualified Deferred Compensation table.

(9)	All Other Compensation consists of the following compensation elements.

				Registrant
				Contributions to
		Expat	Financial Planning	Defined Contribution	Spouse Travel to
Name		Reimbursements	Services	Plans	China

R. L. Gupta	2006	$0	$4,000	$87,917	$11,173
J. M. Croisetiere	2006	0	4,000	34,723	7,321
A. E. Barton	2006	0	4,000	31,708	0
P. R. Brondeau	2006	507,511	4,000	35,635	6,165
R. A. Lonergan	2006	0	4,000	14,391	9,006

Expat reimbursements are payments for various expenses related to assignment outside of the home country as allowed under Rohm and Haas’s international personnel policy.
In 2006, the Company dedicated its new Research and Development Center in Shanghai, China. On the occasion of the opening, the Board of Directors met in China and spouses of directors and executive officers were also invited to attend. The amounts in this column are the costs associated with the attendance of spouses at this meeting and primarily relate to travel expenses.
Grants of Plan-Based Awards

									All Other
								All	Option
								Other	Awards:
								Stock	Number	Exercise		Grant
		Estimated Possible Payouts			Estimated Future Payouts			Awards:	of	or Base		Date Fair
		Under Non-Equity Incentive Plan			Under Equity Incentive			Number	Securities	Price of	Market	Value of
		Awards (1)			Plan Awards (2)			of	Under-	Option	Price on	Stock and
		Thresh-		Maxi-	Thresh-		Maxi-	Shares	lying	Awards	Date of	Option
	Grant	old	Target	mum	old	Target	mum	(3)	Options	(5)	Grant (6)	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(4)	($/Sh)	($/Sh)	(7)

R. L. Gupta	2/6/06	$502,500	$1,005,000	$1,507,500	4,883	39,063	63,477					$2,350,421
	3/1/06							50,000				$2,518,250
	3/1/06								181,450	$50.365	$50.570	$2,309,859

J. M. Croisetiere	2/6/06	150,500	301,000	451,500	1,132	9,052	14,710					$544,659
	3/1/06							0	42,160	$50.365	$50.570	$536,697

A. E. Barton	2/6/06	150,500	301,000	451,500	1,132	9,052	14,710					$544,659
	3/1/06							0	42,160	$50.365	$50.570	$536,697

P. R. Brondeau	2/6/06	150,500	301,000	451,500	1,132	9,052	14,710					$544,659
	3/1/06							0	42,160	$50.365	$50.570	$536,697

R. A. Lonergan	2/6/06	114,180	228,360	342,540	992	7,934	12,893					$477,389
	3/1/06							0	36,910	$50.365	$50.570	$469,864

(1)	The actual payout under this grant is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.” The target value is calculated by multiplying each executive’s base salary on 12/31/06 times the target award percentage for that person’s position times a target performance payout factor of 100%. The threshold payout is the lowest performance level that would result in a bonus payment, which for 2006 was a factor of 50%. The maximum payout is a performance factor of 150% of target. Additional information regarding the annual incentive plan can be found in the Compensation Discussion and Analysis.

(2)	The amounts shown are the number of shares of Company stock that may be earned under the 2006-2008 Long-Term Performance Share Plan (LTPSP). The number of shares shown in the Target column assume that Rohm and Haas’s performance matches both the three-year average adjusted return on net assets target of 12% and the three year Relative Total Shareholder Return ranking of 6 against a peer group of comparison companies. The payouts shown in the Threshold column indicate the lowest possible payout (other than zero), representing 12.5% of the target number of shares. The payouts shown in the Maximum column reflect the highest potential payouts of 162.5% of the target number of shares. Additional information regarding the LTPSP can be found in the Compensation Discussion and Analysis.

(3)	The amounts reported in this column are the number of restricted shares granted to executive officers in 2006. The grant to Mr. Gupta will vest over 5 years with one-third vesting in years 3, 4 and 5. If Mr. Gupta separates from the Company prior to March 1, 2009, the grant will be forfeited unless the cause of separation is death, long-term disability or at the request of the Board (except for cause). Dividends are payable during the restriction period at the same rate as is paid to all shareholders.

(4)	Stock options are granted to executive officers annually as a component of their long-term compensation. Options have a 10-year term and vest incrementally over 3 years. Additional information about the stock option program can be found in the Compensation Discussion and Analysis.

(5)	Under the terms of the 2004 Amended and Restated Rohm and Haas Company Stock Plan, the exercise price shall not be less than the fair market value of the stock on the date of grant. Fair market value is defined as the average of the high and low prices of the Company’s common stock as reported on the New York Stock Exchange composite transaction quotations on the grant date.

(6)	This column reports the closing stock price on the date of grant which differed from the exercise price. Per the terms of the stock plan, the exercise price is equal to the average of the high and low stock prices on the date of grant. The stock plan was amended in 2007 so that for future grants the exercise price will be the closing stock price on the date of grant.

(7)	The values reported in this column are the grant date fair value as calculated under the provisions of FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
							Awards:	Payout
							Number of	Value of
						Market	Unearned	Unearned
	Number of	Number of			Number of	value of	Shares,	Shares,
	Securities	Securities			shares or	shares or	Units, or	Units or
	Underlying	Underlying			units of	units of	Other	Other
	Unexercised	Unexercised	Option		stock that	stocks that	Rights That	Rights that
	Options	Options (1)	Exercise	Option	have not	have not	Have Not	Have Not
	(#)	(#)	Price	Expiration	vested (2)	vested (3)	Vested (4)	Vested (3)
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	(#)	($)
R. L. Gupta	91,100	0	$41.4375	1/5/2010	110,598	$5,653,770	143,588	$7,340,219
	186,500	0	$32.8400	3/15/2011
	300,000	0	$38.9550	3/1/2012
	254,270	0	$28.5050	2/28/2013
	104,960	52,480	$40.2000	3/1/2014
	53,266	106,534	$48.5950	3/1/2015
	0	181,450	$50.3650	3/1/2016
J. M. Croisetiere	1,138	0	$29.6317	6/29/2008	33,120	1,693,094	31,587	1,614,727
	12,750	0	$41.4375	1/5/2010
	12,200	0	$32.8400	3/15/2011
	25,000	0	$38.9550	3/1/2012
	21,200	0	$28.5050	2/28/2013
	20,993	10,497	$40.2000	3/1/2014
	11,223	22,447	$48.5950	3/1/2015
	0	42,160	$50.3650	3/1/2016
A. E. Barton	5,050	0	$31.8750	1/5/2009	34,200	1,748,304	31,587	1,614,727
	9,500	0	$41.4375	1/5/2010
	14,400	0	$32.8400	3/15/2011
	40,000	0	$38.9550	3/1/2012
	49,440	0	$28.5050	2/28/2013
	20,993	10,497	$40.2000	3/1/2014
	11,223	22,447	$48.5950	3/1/2015
	0	42,160	$50.3650	3/1/2016
P. R. Brondeau	5,050	0	$31.8750	1/5/2009	34,200	1,748,304	31,587	1,614,727
	12,300	0	$41.4375	1/5/2010
	3,046	0	$32.8400	3/15/2011
	45,000	0	$38.9550	3/1/2012
	26,474	0	$28.5050	2/28/2013
	20,993	10,497	$40.2000	3/1/2014
	11,223	22,447	$48.5950	3/1/2015
	0	42,160	$50.3650	3/1/2016
R. A. Lonergan	25,000	0	$37.8125	10/22/2009	22,620	1,156,334	27,684	1,415,206
	12,300	0	$41.4375	1/5/2010
	20,000	0	$32.8400	3/15/2011
	29,000	0	$38.9550	3/1/2012
	17,813	8,907	$40.2000	3/1/2014
	9,836	19,674	$48.5950	3/1/2015
	0	36,910	$50.3650	3/1/2016

(1)	Stock options vest incrementally over three years. The following table shows the vesting dates for the number of stock options that are unexercisable as of 12/31/2006:

Name	3/1/2007	3/1/2008	3/1/2009
R. L. Gupta	166,230	113,750	60,484
J. M. Croisetiere	35,773	25,277	14,054
A. E. Barton	35,773	25,277	14,054
P. R. Brondeau	35,773	25,277	14,054
R. A. Lonergan	31,047	22,140	12,304

(2)	The following table reports the number of restricted shares by vesting dates:

Vesting Date	R. L. Gupta	J. M. Croisetiere	A. E. Barton	P. R. Brondeau	R. A. Lonergan
3/1/2007		2,000
3/15/2007	4,455
10/5/2007		8,333	8,333	8,333	5,000
11/1/2007
2/28/2008	49,120	6,120	9,200	9,200	7,620
3/14/2008	7,023
10/5/2008		8,333	8,333	8,333	5,000
3/1/2009	16,666
10/5/2009		8,334	8,334	8,334	5,000
3/1/2010	16,667
3/1/2011	16,667

	110,598	33,120	34,200	34,200	22,620

(3)	The market value is based on the closing stock price on the New York Stock Exchange on last day of trading in 2006 of $51.12 per share.

(4)	The number of shares reported is the maximum that can be earned for each outstanding award cycle as last year’s actual performance exceeded threshold and target. The following table details vesting dates of the equity incentive plan awards:

Name	3/15/2008	3/15/2009	Total
R. L. Gupta	80,111	63,477	143,588
J. M. Croisetiere	16,877	14,710	31,587
A. E. Barton	16,877	14,710	31,587
P. R. Brondeau	16,877	14,710	31,587
R. A. Lonergan	14,791	12,893	27,684
Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise (1)	on Vesting	on Vesting (2)
Name	(#)	($)	(#)	($)

R. L. Gupta	68,327	$1,290,370	4,238	$208,171
J. M. Croisetiere	2,236	46,147	0	0
A. E. Barton	4,800	88,565	0	0
P. R. Brondeau	53,524	1,137,185	1,000	51,755
R. A. Lonergan	42,370	958,657	0	0

(1)	The value realized on exercise of stock option awards is the difference between the stock price on the New York Stock Exchange on the date of exercise and the strike price of the options.

(2)	The value realized upon vesting of restricted stock is the average of the high and low stock prices on the New York Stock Exchange on the vesting date.

Pension Benefits

		Number
		of years	Present Value of	Payments
		credited	Accumulated	During Last
		service (1)	Benefit (2)	Fiscal Year
Name	Plan Name	(#)	($)	($)

R. L. Gupta (3)	Rohm and Haas Company Qualified Retirement Plan	35	$1,648,091	$0
	Rohm and Haas Company Non-Qualified Retirement Plan	35	10,156,975	0

			11,805,066
J. M. Croisetiere (4)	Rohm and Haas Company Qualified Retirement Plan	17	156,960	0
	Rohm and Haas Company Non-Qualified Retirement Plan	17	493,719	0

			650,679
A. E. Barton (5)	Rohm and Haas Company Qualified Retirement Plan	23	540,245	0
	Rohm and Haas Company Non-Qualified Retirement Plan	23	694,191	0

			1,234,436
P. R. Brondeau (4)	Rohm and Haas Company Qualified Retirement Plan	18	368,330	0
	Rohm and Haas Company Non-Qualified Retirement Plan	18	458,672	0

			827,002
R. A. Lonergan (6)	Rohm and Haas Company Qualified Retirement Plan	7	265,074	0
	Rohm and Haas Company Non-Qualified Retirement Plan	7	500,216	0

			765,290

(1)	The Company generally does not grant participants extra years of credited service except for the provision contained in the Executive Officers’ Continuity Agreements. More details regarding these agreements are contained in the section titled Potential Payments Upon Termination of Employment.

(2)	The present value of the accumulated benefit is measured as of 12/31/2006 in accordance with generally accepted accounting principles used for financial reporting purposes. More information regarding the methodology and assumptions used for these calculations can be found in the Management Discussion and Analysis and in Footnote 9, Retirement Benefits, in the Company’s 2006 Annual Report to Stockholders.

(3)	Mr. Gupta is now eligible for early retirement under both the qualified and non-qualified retirement plans with unreduced benefits.

(4)	Mr. Croisetiere and Dr. Brondeau are not yet eligible for early retirement.

(5)	Dr. Barton is now eligible for early retirement under both the qualified and non-qualified retirement plans, but with reduced benefits.

(6)	Mr. Lonergan is now eligible for early retirement with unreduced benefits under the qualified retirement plan and is eligible for early retirement with reduced benefits under the non-qualified retirement plan.
The Rohm and Haas Company Qualified Retirement Plan, a tax-qualified defined benefit plan, is designed to provide income during retirement. Benefits are based on years of service and compensation during active employment. Most U.S. employees are eligible to participate after the completion of one year of service. Benefits vest 100% after 5 years of service. The benefit formula is final average earnings multiplied by the benefit percentage (1.5%) multiplied by years of service, limited to 44 years. Final average earnings are defined as the average of the highest 36 consecutive months of a participant’s last 120 months of compensation. Compensation includes only base salary as limited by IRS regulations, currently a maximum of $220,000; incentive programs are excluded. Normal retirement age is 65, however an early retirement option is available to participants. Early retirement is defined as any time during the 15 years prior to normal retirement age (age 65). Benefits are unreduced for retirement between ages 60 to 65. Between ages 50 and 60, the benefit is reduced 1/2 of 1% for each month that retirement precedes age 60. Mr. Gupta, Dr. Barton, Dr. Brondeau and Mr. Lonergan are participants in this plan.
Effective April 1, 2001, a sub-plan to the Rohm and Haas Qualified Retirement Plan was implemented which provided for a different benefit formula prospectively for new plan participants, including participants from Morton International who were moved into Rohm and Haas plans. Existing plan participants were given the option to move to the new benefit formula. This formula defines compensation as annual bonus in addition to salary subject to the IRS limitation, currently $220,000, but reduces the benefit percentage to 1.25%. Final average earnings was changed to be the highest 60 consecutive months of the last 120 months of compensation. Normal retirement age remains 65, but the early retirement features is not available until age 55 is reached with 5 years of service. Benefits are unreduced for retirement between ages 62 to 65. Between ages 55 and 62, benefits are reduced 1/2 of 1% for each month that retirement precedes age 62. Mr. Croisetiere is a participant in this sub-plan.
Under the qualified plans, the participant can choose whether to receive the benefits as a lump sum payment or as an annuity based upon the participant’s expected life span or a combination of the participant and his or her spouse’s expected life span.
The Rohm and Haas Non-Qualified Retirement Plan is a noncontributory, unfunded plan. The purpose of this Plan is to provide a retirement benefit approximately equal to the difference between the benefit that would have been payable under the Qualified Retirement Plan in the absence of laws limiting benefits payable and earnings includable in calculating the pension benefit, and the amount actually payable under the Qualified Retirement Plan. This Plan is available to employees at Salary Grade Level 14 and above and is intended to supplement the Rohm and Haas Company Qualified Retirement Plan which is subject to IRS limitations on total compensation that retirement benefits may be based upon. The benefit formula for participants retiring at age 65 or later is final average compensation multiplied by the benefit percentage (2%) minus 0.35% of final average compensation multiplied by benefit service minus Qualified Retirement Plan benefit. The definition of final average compensation is the same as the Qualified Retirement Plan except it includes full salary, without limitations, and annual incentive plan. Long-term incentive plans are excluded. For participants retiring at age 60 or later, but before reaching age 65, the benefit percentage decreases to 1.5%. The definitions of early retirement age and any related reduction of benefits mirror the qualified plan. Most other provisions of this Plan are similar to those in the qualified Retirement Plan. Mr. Gupta, Dr. Barton, Dr. Brondeau and Mr. Lonergan are participants in this plan.
Similar to the Qualified Plan, effective April 1, 2001, a sub-plan to the Rohm and Haas Non-Qualified Retirement Plan was implemented which also provided for a different benefit formula prospectively for new plan participants, including participants from Morton International who were moved into Rohm and Haas plans. Existing plan participants were given the option to move to the new benefit formula. The benefit formula mirrors that of the Qualified sub-plan, but is not subject to the income limitations required by the IRS. Mr. Croisetiere is a participant in this sub-plan.
Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate earnings	Aggregate	Aggregate balance
	contributions in last	last fiscal year	contributions in	Withdrawals/	at last fiscal
	fiscal year (1)	in last fiscal (1)	year (2)	Distributions	year-end (3)
Name	($)	($)	($)	($)	($)

R. L. Gupta	$338,453	$82,351	$288,256	$0	$4,772,764
J. M. Croisetiere	59,708	27,525	62,890	0	916,667
A. E. Barton	40,850	24,510	107,616	0	1,420,186
P. R. Brondeau	46,792	28,075	77,672	0	1,115,729
R. A. Lonergan	326,555	11,756	127,475	0	1,226,600

(1)	Amounts included in the table above which were contributed to the Rohm and Haas Non-Qualified Savings Plan and were reported as compensation in 2006 in the Summary Compensation Table are:

	Executive Contributions	Registrant
	from 2006 Compensation	Contributions
R. L. Gupta	$51,023	$82,351
J. M. Croisetiere	34,579	27,525
A. E. Barton	20,747	24,510
P. R. Brondeau	21,664	28,075
R. A. Lonergan	0	11,756

(2)	None of the earnings disclosed in this table are included in the Summary Compensation Table because there are no above-market earnings.

(3)	The aggregate balance is primarily a result of cumulative executive contributions since their eligibility to participate in the plan as follows:

	Executive	Registrant
	Contributions	Contributions and	Aggregate Balance at
	and Related Earnings	Related Earnings	Last Fiscal Year-End
R. L. Gupta	$4,264,102	$508,662	$4,772,764
J. M. Croisetiere	836,865	79,802	916,667
A. E. Barton	1,289,774	130,412	1,420,186
P. R. Brondeau	978,784	136,945	1,115,729
R. A. Lonergan	1,141,135	85,465	1,226,600
The purpose of the Rohm and Haas Company 2005 Non-Qualified Savings Plan, which was approved by shareholders in May 2005, is to provide additional retirement savings benefits for senior managers and executives beyond that available through the Rohm and Haas Company Employee Stock Ownership and Savings Plan which is subject to IRS limitations on annual contributions. This plan is available to employees at Salary Grade Level 14 and above. Participants may elect to contribute up to 50% of their salary and up to 100% of their annual incentive plan payment, LTPSP Payments and/or stock awards. Elections are made annually in accordance with the provisions of IRS code section 409(A). The Company matches up to 60% of the participant’s contributions of salary and annual incentive plan only, limited to 6% of the participant’s compensation excluding LTPSP payments and stock awards. Company contributions are in the form of Rohm and Haas stock units.
Participants may invest their contributions in the same investment funds offered under the Rohm and Haas Company Employee Stock Ownership and Savings Plan. This consists of a selection of 14 Vanguard mutual funds. All investment elections are on a notional basis. There is no limit to the number of times a participant may change their investment elections. Participants are at all times 100% vested in all amounts in their account. Participants may not invest their cash contributions in the Rohm and Haas Stock Fund.
Participants elect the timing and form of distribution at the time the deferral election is made. Distributions may be made at separation from service or at a scheduled date. The participant may elect to receive the distribution as a single payment or in installment payments over a term of years of their choosing not to exceed their life expectancy (joint life expectancy if married). Amounts will be paid in cash except for amounts invested in Rohm and Haas Stock Units which will be paid in Company common stock shares.
Participants may withdraw all or a portion of their pre-2005 balance without penalty upon giving 12 months’ notice or subject to a 10% forfeiture if less than 12 months’ notice is given. For post-2005 amounts, no withdrawals are allowed prior to the timing elected by the participant at the time of deferral as described above, except in the event of the death or disability of the participant or a change in control of the Company. If any of these events should occur prior to the time of distribution originally elected by the participant, the distribution will be made as soon as administratively feasible following the applicable event.
Potential Payments Upon Termination of Employment
Executive officers do not have any employment or severance contracts specifying what compensation they will receive if they leave the Company, except in the case of a change in control of the Company. The compensation consequences of leaving the Company depend on the terms of the plans previously described (and which apply to all participants in the plans) and negotiations between the executive officer and the Company as approved by the Executive Compensation Committee of the Board of Directors.

In this section, we will summarize the benefits to which an executive officer is entitled when leaving the Company under differing circumstances. The plans differentiate between participants who are at least 55 years old with at least 5 years of service and those who have not reached either one of these milestones.
In addition, all executives have entered into agreements requiring them, upon termination of their employment with Rohm and Haas,
–	to return all confidential Company information,

–	not to disclose confidential Company information,

–	not to compete directly with the Company for a period of two years following termination of employment, and

–	not to solicit other Company employees for purposes which are in competition with the Company.
For an executive officer who is not yet age 55 with at least five years of service:
Voluntary Resignation
•	All restricted stock, all stock options and all payouts from uncompleted LTPSP cycles and payment for the current year annual incentive plan will be forfeited.
•	An executive with at least five years of service will receive the present value of all vested benefits under the qualified and non-qualified retirement plans and the value of the savings plans in the manner he or she has previously specified.
Death
•	Restricted stock and stock options immediately vest and the stock options may be exercised for the shorter of 5 years or until the original expiration date.
•	The payouts under the LTPSP will be prorated based on the number of months of active service during each open performance share cycle subject to actual performance of the Company relative to the plan goals.
•	The payout under the annual incentive plan award will be prorated proportionate to the time worked during the year subject to actual performance of the Company relative to the plan goals.
•	Under the Qualified Retirement Plan, 50% of the present value of the benefit will be paid to the executive’s spouse; no benefit will be paid from the Non-Qualified Retirement Plan.
•	An executive will receive the value of the savings plans in the manner he or she has previously specified.
Job Elimination
•	Unvested stock options are forfeited and vested stock options granted since 2001 are exercisable for 90 days; vested stock options granted before 2001 are exercisable for the shorter of one year or the original expiration date.
•	The Committee will determine, in its discretion, whether to accelerate the lapse of the restrictions on some, all or none of the restricted stock.
•	The payouts under the LTPSP will be prorated based on the number of months of active service during each open performance share cycle subject to actual performance of the Company relative to the plan goals.
•	The payout under the annual incentive plan award will be prorated proportionate to the time worked during the year subject to actual performance of the Company relative to the plan goals.
•	An executive with at least five years of service will receive the present value of all vested benefits from the qualified and non-qualified retirement plans and the value of the savings plans in the manner he or she has previously specified.

Discharge for Cause
•	All restricted stock, all stock options and all payouts under the LTPSP and annual incentive plan will be forfeited.
•	An executive with at least five years of service will receive the present value of all vested benefits under the qualified and non-qualified retirement plans and the value of the savings plans in the manner he or she has previously specified.
•	Depending on the circumstances, the Company may withhold all benefits it can lawfully withhold.
For an executive officer who is at least age 55 with at least 5 years service:

Voluntary Resignation, Death, Retirement or Job Elimination
•	Restricted stock and stock options immediately vest and the stock options may be exercised for the shorter of 5 years or until the original expiration date.
•	The payout under the LTPSP will be prorated based on the number of months of active service during each open performance share cycle subject to actual performance of the Company relative to the plan goals.
•	The payout under the annual incentive plan will be prorated proportionate to the time worked during the year subject to actual performance of the Company relative to the plan goals.
•	In all cases, except death, the executive officer will retire under the terms of the applicable qualified and non-qualified retirement plans and will receive the value under the savings plans in the manner he or she has previously specified.
•	In the case of death, under the Qualified Retirement Plan, 50% of the present value of the benefit will be paid to the executive’s spouse; no benefit will be paid from the Non-Qualified Retirement Plan.
Discharge for Cause
•	All restricted stock, all stock options and all payouts under the LTPSP and annual incentive plan will be forfeited.
•	The executive officer will retire under the terms of the applicable qualified and non-qualified retirement plans and will receive the value under the savings plans in the manner he or she has previously specified.
•	Depending on the circumstances, the Company may withhold all benefits it can lawfully withhold.
For all executive officers:
Change in Control
The continuity agreements between the Company and each of the executive officers provides that, if there is a change in control of the Company and the executive is terminated by the Company without cause or by the executive for Good Reason within a two year period, the executive will be paid compensation upon the termination. The CEO of the Company also is entitled to compensation if he voluntarily leaves during a 30-day period following the first anniversary of the change in control. This additional provision gives the Company a year of transition from the current CEO to the new management of the organization.
A “change in control” is defined as a merger, asset sale, tender offer or other substantial change in voting control of the Company or the election of a new majority of the board of directors other than, in general, when such members were nominated by members in existence at the beginning of the prior twenty-four month period.
“Good reason” means a reduction in salary or incentive compensation, materially diminished duties or reporting relationships, or relocation more than 35 miles from where the executive was based.

“Cause” means the willful and continued failure of the executive officer to perform substantially his or her duties (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the executive officer by the Board which specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties, a conviction of, or plea of guilty or nolo contendere to a felony or the willful engaging by the executive officer in gross misconduct which is materially and demonstrably injurious to the Company.
If an executive officer becomes entitled to the compensation under these agreements, it will be measured in the following way:
•	A lump sum payment equal to 3 times (for the CEO) or 2 times (for the other executives) the sum of
–	the higher of the executive’s highest annual base salary in effect during the 90-day period prior to the change in control or the annual base salary in effect immediately prior to the executive’s termination,

–	he average of the bonus paid or payable to the executive with respect to the two fiscal years immediately preceding the year of termination,
•	A lump sum payment equal to
–	accrued but unpaid salary through the date of termination,

–	the unpaid portion of bonuses previously earned plus the pro rata portion of the target bonus award under the annual incentive plan,

–	the amount earned according to the terms of the long-term performance share plan proportionate to the period of service completed during the cycle, using target award value for any cycle not yet completed,

–	compensation previously deferred, and

–	accrued vacation pay.
•	Additional age and service credit and contributions (3 years for the CEO and 2 years for the other executives) under the Company’s defined benefit and defined contribution pension plans,

•	Vesting of all outstanding stock options and restricted stock and all other accrued or vested benefits in accordance with the applicable plan,

•	Continued medical, dental, vision and life insurance coverage for up to 3 years for the CEO and 2 years for the other executives, and

•	A “gross-up” provision designed to make the executives whole for any excise taxes that may become payable in connection with the termination payments.
The amounts shown in the table on the following page are estimates and contain assumptions made for disclosure purposes only. Actual amounts would only be known if and when a triggering event actually occurred. All amounts were calculated based on the assumption that a triggering event occurred on the last business day of 2006, December 29, at a closing stock price of $51.12.

			Enhancement of
		Pro-Rata	Pension and	Accelerated	Other
		Bonus	Savings Plan	Equity	Termination
	Severance	Payments	Benefits	Vesting	Benefits	280G Tax
Name	(1)	(2)	(3)	(4)	(5)	Gross-Up	Total

R. L. Gupta	$7,024,950	$4,973,450	$1,248,432	$2,626,000	$71,359	$4,854,718	$20,798,909
J. M. Croisetiere	1,606,299	1,136,000	326,526	1,942,271	58,794	1,160,677	6,230,567
A. E. Barton	1,422,959	1,136,000	484,017	1,998,993	66,496	1,181,683	6,290,148
P. R. Brondeau	1,540,801	1,136,000	680,037	1,998,993	71,248	1,335,495	6,762,574
R. A. Lonergan	1,343,103	1,008,360	226,226	0	58,524	802,845	3,439,058

(1)	This includes amounts at the multiples defined in the agreements for salary and average of prior two years’ annual bonus.

(2)	This includes amounts for pro-rated current year annual bonus and LTPSP at target for all open cycles.

(3)	This amount represents the present value of additional service and age credit under the qualified and nonqualified pension plans based upon the same assumptions as used for financial reporting purposes and additional contributions to the qualified and non-qualified savings plans.

(4)	The amount shown is sum of the value of the acceleration of vesting of stock options and restricted stock. Options are valued at the difference between the closing stock price on December 29, 2006 and the exercise price. The restricted shares are valued at the same closing price.

(5)	Other Termination Benefits include continuation of health benefits, life insurance coverage, and outplacement costs.

ROHM AND HAAS STOCK OWNERSHIP
The following table lists the beneficial owners of more than 5% of the outstanding shares of Rohm and Haas Company common stock based on information disclosed to the Securities and Exchange Commission as of March 9, 2007.

		Shares	Percentage of
		Beneficially	Class
Stockholders	Class	Owned	Outstanding

John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas and two income trusts of which they, together with Wachovia Bank N.A., are trustees(1)	common	30,284,463 (2)	13.47%

Four charitable income trusts of which John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas, together or individually, are trustees with others(1)	common	34,451,444 (3)	15.32%

Dodge & Cox, 555 California Street, San Francisco, CA 94104 (institutional investor whose ownership information as of December 31, 2006 was disclosed in a Form 13G filed with the SEC on or about February 13, 2007)	common	17,596,119	7.82%

Rohm and Haas Company Employee Stock Ownership Plan, 100 Independence Mall West, Philadelphia, PA 19106 (with Vanguard Fiduciary Trust Company as trustee, and which disclosed ownership information as of December 31, 2006 on a Form 13G filed with the SEC on or about February 5, 2007)(4)	common	13,191,070	5.87%

(1)	John C. Haas, whose address is Rohm and Haas Company, 100 Independence Mall West, Philadelphia, PA 19106, is a retired officer and director of Rohm and Haas. John O. Haas, 100 N. 18th Street, Suite 1100, Philadelphia, PA 19103, William D. Haas, P.O. Box 125, Bear Creek, PA 18602 and Thomas W. Haas, 100 Independence Mall West, Philadelphia, PA 19106, are the sons of the late F. Otto Haas and the nephews of John C. Haas. Thomas W. Haas is a director of Rohm and Haas.
(2)	John C. Haas, John O. Haas and William D. Haas, and their spouses, beneficially own directly, or as custodian for minor children, 373,755, 255,915 and 157,335 shares, respectively. Thomas W. Haas directly beneficially owns 309,674 shares. Together, with Wachovia Bank, John C. Haas, John O. Haas, William D. Haas and Thomas W. Haas have voting and investment power over 29,187,784 shares in the two income trusts.
(3)	John C. Haas has sole voting power, and together with John O. Haas, William D. Haas, Thomas W. Haas and Wachovia Bank, has investment power over 27,483,140 shares in two charitable trusts. John C. Haas exercises voting and investment power with other trustees in a third charitable trust holding 3,484,152 shares, and John O. Haas, William D. Haas and Thomas W. Haas exercise voting and investment power with another trustee in a fourth charitable trust holding 3,484,152 shares. They disclaim beneficial interest in these trusts.
(4)	4,891,947 of the shares have been allocated to employee accounts.

Executive Officers and Directors
Executive Stock Ownership Guidelines—Effective January 1, 1997, the Rohm and Haas Board of Directors approved stock ownership guidelines requiring all executives to own shares of Rohm and Haas common stock in amounts equal to one-half to five times the amount of their annual salary, depending on the executive’s level. Executives have three years after their promotion to a new executive level to increase their stock holdings up to the required level. All executives are in compliance with these guidelines.
Ownership—The following table lists the shares of Rohm and Haas common stock owned by the named executive officers, the directors and all current executive officers and directors as a group as of March 9, 2007.

		Numbers of
	Numbers of	Shares	Number of Shares	Total Beneficial
	Exercisable	Owned	Owned Indirectly	Stock Ownership
Name	Options	Directly (1)	(2)	(3)

W. J. Avery	N/A	30,940	0	30,940
A. E. Barton	175,025	66,096	4,027	245,148
P. R. Brondeau	131,843	74,148	1,439	207,430
J. M. Croisetiere	136,234	55,886	1,313	193,434
R. L. Gupta	1,156,326	205,066	15,549	1,376,941
D. W. Haas(4)	N/A	329,376	3,484,152	3,813,528
T. W. Haas(5)	N/A	309,674	60,155,076	60,464,750
R. L. Keyser	N/A	24,067	0	24,067
R. A. Lonergan	144,996	34,176	1,201	180,373
R. J. Mills	N/A	6,929	0	6,929
J. P. Montoya	N/A	32,262	1,257	33,519
S. O. Moose	N/A	18,853	0	18,853
G. S. Omenn	N/A	45,903	0	45,903
G. L. Rogers	N/A	4,805	0	4,805
R. H. Schmitz	N/A	20,084	0	20,084
G. M. Whitesides	N/A	6,652	0	6,652
M. C. Whittington	N/A	36,335	0	36,335
All executive officers and directors as a group (18 persons)(6)	1,785,763	1,329,710	63,665,458	66,780,931

(1)	Shares owned directly by directors include deferred stock shares allocated under the 1997 Non-Employee Directors’ Stock Plan and the 2005 Non-Employee Directors’ Stock Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005. Shares owned directly by executive officers include stock units allocated under the Non-Qualified Savings Plan and the 2005 Rohm and Haas Company Non-Qualified Savings Plan, which was effective January 1, 2005 and approved by the stockholders on May 2, 2005.

(2)	Shares owned indirectly by executive officers include stock allocated under the Rohm and Haas Savings Plan and ESOP.

(3)	Other than Mr. D. W. Haas and Mr. T. W. Haas, none of the people listed in the table beneficially owns more than 1% of the outstanding common stock.

(4)	Mr. D. W. Haas directly owns 329,376 shares, and exercises voting and investment power with other trustees in a charitable trust holding 3,484,152 shares for 1.7% of the outstanding shares. He disclaims beneficial ownership in the charitable trust.

(5)	Mr. T. W. Haas directly owns 309,674 shares. He exercises voting and investment power with other trustees in two income trusts holding 29,187,784 shares, and he exercises voting and investment power with other trustees in a charitable trust holding 3,484,152 shares, and exercises investment power with other trustees in two charitable trusts holding 27,483,140 shares for 26.9% of the outstanding shares. He disclaims beneficial interest in the charitable trusts. Mr. T. W. Haas has pledged 290,521directly owned shares as collateral.

(6)	All current executive officers and directors as a group beneficially own 29.7% of the outstanding Rohm and Haas common stock.

Compliance with Section 16 of the Securities Exchange Act of 1934
Based on a review of the forms submitted to Rohm and Haas Company during 2006, Rohm and Haas Company believes that all of its directors and executive officers complied with all Section 16 filing requirements during 2006, except for a late filing, on February 10, 2007, by Mr. T. W. Haas of a Form 4 reporting the settlement of a forward purchase contract on January 24, 2006.
Related Party Transactions
Rohm and Haas has had no related party transactions required to be disclosed by Item 404 of Regulation S-K. The Rohm and Haas Company Code of Business Conduct and Ethics requires the disclosure, review and authorization of any potential or actual conflict of interest, including those that would be deemed to be related person transactions through the following provisions:
Any personal activity, investment, association or interest that interferes in any way – or appears to interfere – with the Company’s interests must be avoided. A conflict of interest is presented when actions or personal interests make it difficult to perform Company work or exercise best judgment objectively and effectively in support of the Company’s interests. A conflict of interest may also arise when a director, officer or employee, or a member of his/her family, receives improper personal benefits as a result of his/her position with the Company.
Each director, officer and employee is prohibited from being involved in situations that present a conflict of interest, unless that involvement (i) has been disclosed to the Company by immediately reporting it to the General Counsel or a lawyer in the Law Department, a supervisor or manager, or on the Compliance Helpline, (ii) has been expressly authorized by the Board of Directors (for directors and members of the Leadership Council) or an appropriate member of the Leadership Council (for other employees) and (iii) otherwise is permitted by law.
The Board has also adopted a written policy on related party transactions. This policy defines a “Related Party” to be an executive officer, director or nominee to become a director, a shareholder known to own in excess of five percent of the Company, an immediate family member of any of these people or an entity in which any of these people is an executive officer or partner or has a substantial ownership interest or control. A “Related Party Transaction” is any transaction in which the Company is a participant and in which any Related Party has an interest except transactions available to all employees, transactions involving less than $5000 when aggregated with all similar transactions and compensation approved by the Executive Compensation Committee. Each director, director nominee and executive officer is required to bring any potential Related Party Transaction to the attention of the General Counsel or Chief Compliance and Governance Officer of the Company who will put the matter on the agenda of the next Audit Committee meeting or call a meeting of the Executive Committee if the next Audit Committee meeting would not be held until after the proposed transaction is to take place. In determining whether to approve or ratify a related party transaction, the Audit Committee, Executive Committee, or the Board will take into account, among other factors as it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP was Rohm and Haas’s independent registered public accounting firm for 2006, and has been selected and retained by the Audit Committee of the Board of Directors to continue in that capacity for 2007, which retention has been proposed for ratification by the stockholders at the Rohm and Haas annual meeting. Representatives of that firm are expected to be present at the annual meeting and available to respond to appropriate questions. Also, they will be given the opportunity to make a statement at the meeting if they desire to do so.

Pre-Approval of the Provision of Audit and Permitted Non-Audit Services
For 2006, the Audit Committee revised the policies and procedures it had established for the pre-approval of the performance of all services by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. These policies and procedures were enacted to comply with Securities and Exchange Commission rules requiring that the policies and procedures be detailed as to the particular services to be provided, that the Audit Committee be informed about each service and that these policies and procedures do not result in the delegation of the Audit Committee’s authority to management. As part of these policies and procedures, the Committee intends that the fees incurred for non-audit services will not exceed the fees incurred for audit services. All Audit, Audit-Related, Tax and All Other Fees paid during 2006 were pre-approved under these policies and procedures.
Fees Paid by the Company to PricewaterhouseCoopers LLP
For the years ended December 31, 2006 and December 31, 2005, PricewaterhouseCoopers LLP was compensated for professional services rendered during those years in the following amounts:

	2006	2005
Audit Fees(1)	$6,958,000	$6,150,000
Audit-Related Fees(2)	234,000	68,000
Tax Fees(3)	44,000	214,000
All Other Fees(4)	160,000	240,000

Total	$7,396,000	$6,672,000

(1)	During 2006 and 2005, Audit Fees included fees for audits of the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, statutory audits and other audit work required by statute.

(2)	During 2006, Audit-Related Fees included fees for certain agreed-upon procedures and due diligence services. During 2005, Audit-Related Fees included fees for benefit plan audits and certain agreed-upon procedures.

(3)	In 2004, for corporate governance purposes, the Audit Committee and the Company decided to discontinue use of PricewaterhouseCoopers LLP for the routine provision of tax services. The Audit Committee determined PwC should finish the tax work that was in progress at the time this decision was made. During 2006 and 2005, Tax Fees mainly related to completion of tax compliance work that was in process at the end of 2004.

(4)	All Other Fees in 2006 and 2005 related to services performed as part of the Company’s Enterprise Risk Management project.
PROPOSAL TO RATIFY PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PricewaterhouseCoopers LLP has been Rohm and Haas’s independent registered public accounting firm since 1998 and has audited the Company’s financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting for 2006. The Audit Committee of the Board of Directors has selected and retained the firm to continue in that capacity for 2007. Stockholder ratification of the selection and retention of the independent registered public accounting firm is not required by law, the rules and regulations of the SEC and the NYSE or the Company’s by-laws. Nonetheless, as a matter of good corporate governance practice, the Board proposes that the stockholders ratify the retention of PwC as the Company’s independent registered public accounting firm for 2007. Even if the retention of PwC is ratified by the stockholders, the Audit Committee is empowered to terminate PwC and select and retain another independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders. The Audit Committee would carefully consider the failure to ratify the selection of PwC by the stockholders. Representatives of PricewaterhouseCoopers LLP will attend the annual meeting of stockholders and be available to respond to questions posed to them during the meeting.
The Rohm and Haas Board of Directors recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2007.

CORPORATE GOVERNANCE DISCLOSURES
In this section of the Proxy Statement, Rohm and Haas has identified several of its corporate governance policies and practices that comply with current provisions of the Sarbanes-Oxley Act, rules promulgated by the SEC to implement the Sarbanes-Oxley Act provisions, and corporate governance standards adopted by the New York Stock Exchange.
Availability of Rohm and Haas Public Website and Posting of Corporate Governance Documents On It
Rohm and Haas has and maintains a publicly accessible website that is located at www.rohmhaas.com. The Company has posted on its public website the following corporate governance documents adopted by the Board of Directors:
•	Charter of the Board of Directors of Rohm and Haas Company;

•	Charters of the Audit, Executive Compensation, Nominating and Governance and Sustainable Development Committees of the Board of Directors of Rohm and Haas Company;

•	Corporate Governance Policies and Guidelines; and

•	Rohm and Haas Company Code of Business Conduct and Ethics (applicable to all directors, officers and employees of the Company).
These documents are also available in print to any stockholder who requests them.
Disclosure of Waivers of the Rohm and Haas Company Code of Business Conduct and Ethics
Rohm and Haas’s Code of Business Conduct and Ethics, which is posted on the Company’s public website, expressly states that the Code does not permit any waiver to or exception from the requirements of the Code as to any director, officer or employee of the Company. Nonetheless, in accordance with an expected corporate governance standard to be adopted by the NYSE, Rohm and Haas affirmatively states that it will disclose to its stockholders any waiver of the Code granted to any director or executive officer of the Company within four business days of that determination either on its website, in a press release or on a Form 8-K filed with the SEC.
Notification of the SEC of an Awareness of Any Non-Compliance with NYSE Governance Standards
Rohm and Haas affirmatively states that it will promptly notify the SEC in writing after any executive officer of the Company becomes aware of any non-compliance with Section 303A, Corporate Governance Standards, of the NYSE’s Listed Company Manual.
Executive Sessions of the Independent Members of the Board of Directors and Procedure for Selection of the Presiding Director
In accordance with the Corporate Governance Policies and Guidelines of Rohm and Haas Company, the independent members of the Board of Directors meet in regularly scheduled executive sessions without the presence or participation of the Company’s management. The chairperson of the Nominating and Governance Committee presides over these sessions. During 2007, as during 2006, Dr. Sandra O. Moose is the chair of the Nominating and Governance Committee and will preside over the executive sessions of the Board of Directors for this year. In addition to presiding over the executive sessions of the independent directors, Dr. Moose serves as a liaison between the chairman and the independent directors, consults with the chairman in setting the meeting agendas and schedules and disseminates information to the Board, has the authority to schedule meetings of the independent directors, and is available to major stockholders for consultation or direct communication.
Determination of Non-Management Director Independence
In accordance with applicable NYSE rules, the Board has affirmatively determined that all non-management directors, that is, William J. Avery, David W. Haas, Thomas W. Haas, Richard L. Keyser, Rick J. Mills, Jorge P. Montoya, Sandra O. Moose, Gilbert S. Omenn, Gary L. Rogers, Ronaldo H. Schmitz, George M. Whitesides and Marna C. Whittington, have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and therefore are independent. For purposes of making this determination, in accordance with NYSE rules, the Board has adopted categorical standards that a director will be deemed to have a “material relationship” with the Company, if:
a)	The director has been an employee, or an immediate family member of the director has been an executive officer, of the Company within the last three years.

b)	The director is an employee, or an immediate family member is an executive officer, of a company that has received payments from or made payments to the Company for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

c)	The director is an executive officer of a charitable organization that received, within the last preceding three years, contributions from the Company that in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

d)	The director, or an immediate family member of the director, has received, during any twelve month period within the last three years, more than $100,000 per year in direct compensation from the Company (other than for directors’ fees).

e)	(i) The director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

f)	The director or an immediate family member, is or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers serves or served on that other company’s compensation committee.
The Board has affirmatively determined that none of the non-management directors meet any of these criteria, and the Board has affirmatively determined that none of the non-management directors has any other relationship with the Company that would compromise independence. In making this determination, the Board reviewed the stock ownership of the Company by Tom Haas and David Haas and their status as cousins, as well as sales of supplies, in the ordinary course of business, from W.W. Grainger (of which Mr. Keyser is CEO) to Rohm and Haas Company in amounts far less than 1% of revenues of either company. Accordingly, all of the non-management directors, that is, Mr. Avery, Mr. David Haas, Mr. Thomas Haas, Mr. Keyser, Mr. Mills, Mr. Montoya, Dr. Moose, Dr. Omenn, Mr. Rogers, Dr. Schmitz, Dr. Whitesides and Dr. Whittington, qualify as independent.

Process to Communicate with the Board of Directors
The Company has a process for stockholders and others to send communications to the Board of Directors and directly to the Presiding Director and the Chairman of the Audit Committee. Communications may be directed to the full Board or particular directors through any of the following means: (1) by writing to the attention of the Board or to individual directors, c/o Chief Compliance and Governance Officer, 100 Independence Mall West, Philadelphia, PA 19106; (2) by electronic mail addressed to the Board’s electronic mailbox, “rhboard@rohmhaas.com”; (3) by accessing the Company’s Governance page of its public website located at www.rohmhaas.com, and clicking on the “Contact the Rohm and Haas Board of Directors” link; or (4) by calling the Board’s voicemail at 1-866-709-9778. All communications are received by the Company’s Chief Compliance and Governance Officer, who initially reviews them to ensure that they are related to the duties of or matters before the Board, and then forwards the communications to the Board. All communications, regardless of content, are recorded in a log and the log is regularly submitted to the Board for its review. The Board reserves the right to review all actual communications. As a matter of policy, Board members are expected to attend the annual meeting of stockholders, and all members attended the 2006 annual meeting of stockholders held on May 1, 2006. All directors are expected to be present for the 2007 annual stockholders meeting and available to respond to questions posed to them.
2008 ANNUAL MEETING PROPOSALS
Any stockholder proposal submitted to Rohm and Haas for inclusion in the proxy statement and proxy relating to the 2008 annual meeting of stockholders and any notice of a matter that a stockholder intends to bring before that meeting must be received by the Corporate Secretary of Rohm and Haas Company no later than the close of business on November 21, 2007. Under the Rohm and Haas Company Bylaws, no matter may be brought before, or acted upon at, any meeting of stockholders except as directed by the Board of Directors or upon motion of any stockholder who has provided the notice required by the Bylaws to the Corporate Secretary of Rohm and Haas of that intent (a) in the case of the annual meeting of stockholders, by the date as may be specified in the proxy statement for the prior year’s annual meeting of stockholders, or (b) in the case of a meeting other than the annual meeting of stockholders, not less than 60 days nor more than 90 days prior to the meeting date. The chairman of the meeting has the authority to determine whether any matter may be properly brought before, or acted upon, at the meeting.

NOTICE OF 2007 ANNUAL MEETING AND PROXY STATEMENT

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by telephone or the must be received by
1:00 a.m., Central time, on May 7, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com

• Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals	—	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Against		For	Against		For	Against	+

01 - W.J. Avery	☐	☐	05 - R.L. Keyser	☐	☐	09 - G.L. Rogers	☐	☐

02 - R.L. Gupta	☐	☐	06 - R.J. Mills	☐	☐	10 - R.H. Schmitz	☐	☐

03 - D.W. Haas	☐	☐	07 - S.O. Moose	☐	☐	11 - G.M. Whitesides	☐	☐

04 - T.W. Haas	☐	☐	08 - G.S. Omenn	☐	☐	12 - M.C. Whittington	☐	☐

	For	Against	Abstain

2. Ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s independent registered public accounting firm for 2007.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This Section must be completed for your vote to be counted. — Date and Sign Below

Please be sure to sign and date this Proxy. Please sign exactly as your name(s) appear(s) on this proxy card. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, please give your full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

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<STOCK#>                     00P1RC

RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY.
Receiving Stockholder material electronically reduces mailing and printing costs and is better for the environment. Would you like to receive future proxy materials electronically? If so, go to http://www.econsent.com/roh and follow the instructions provided, or check the box while voting electronically.
▼ IF YOU HAVE NOT VOTED VIATHE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — Rohm and Haas Company

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Proxy for Annual Meeting of Stockholders — May 7, 2007
The undersigned hereby appoints R.L. Gupta and S.O. Moose and both of them, with power of substitution, as proxies at the annual meeting of stockholders of ROHM AND HAAS COMPANY to be held on May 7, 2007, and at any adjournment thereof, and to vote shares of stock of the Company which the undersigned would be entitled to vote if personally present. This proxy will be voted as directed on the reverse side, but in the absence of such direction this proxy will be voted FOR the election of all nominees for director and FOR the ratification of PricewaterhouseCoopers LLP as Rohm and Haas Company’s independent registered public accounting firm.
If the undersigned participates in the Rohm and Haas Employee Stock Ownership and Savings Plans, the undersigned also hereby directs the Trustees of the Employee Stock Ownership Trust and the Non-ESOP Thrift Fund to vote shares held in the Trusts as indicated on this card; failure to return this proxy constitutes an instruction to the Trustees to vote shares as directed by other participants.
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.